AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is made and entered into as of March 27, 2007, with an effective date as set forth in Section 3 hereof, by and among IKON OFFICE SOLUTIONS, INC., an Ohio corporation (the “Borrower”), the banks, financial institutions and other lender parties party hereto (the “Lenders”) pursuant to the authorization (in the form attached hereto as Exhibit A, the “Lender Authorization”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (the “Administrative Agent”), DEUTSCHE BANK SECURITIES INC., as Syndication Agent, PNC BANK NATIONAL ASSOCIATION, as Syndication Agent, THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent and LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent.
Statement of Purpose
     The Lenders agreed to extend certain credit facilities to the Borrower pursuant to the Amended and Restated Credit Agreement dated as of June 28, 2006 by and among the Borrower, the Lenders, the Administrative Agent, the Syndication Agents and the Documentation Agents (as amended, restated, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”).
     The Borrower desires to amend or modify certain provisions of the Credit Agreement in certain respects on the terms and conditions set forth below.
     Subject to and in accordance with the terms and conditions set forth herein, the Lenders party hereto are willing to agree to the modifications described in this Amendment.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
     1. Capitalized Terms. All capitalized undefined terms used in this Amendment (including, without limitation, in the statement of purpose hereto) shall have the meanings assigned thereto in the Credit Agreement.
     2. Amendments to the Credit Agreement.
     (a) Section 1.1 to the Credit Agreement is hereby amended by deleting the following defined terms in their entirety: “Consolidated Cash Flow”, “Consolidated Net Income”, Covenant Suspension Period”, “Fixed Charge Coverage Ratio”, “Fixed Charges” and “Net Leverage Ratio”.
     (b) Section 10.6 to the Credit Agreement is hereby amended and restated in its entirety as follows:
     SECTION 10.6 Restricted Payments.
     (a) Directly or indirectly:

     (i) Declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in (A) Equity Interests (other than Disqualified Stock) of the Borrower or (B) to the Borrower or any other Subsidiary (and if such Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Equity Interests on a pro rata basis) so long as, in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership in such class or series of Equity Interests) of the Borrower);
     (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower (other than any such Equity Interests owned by any of the Borrower’s Subsidiaries) or any Equity Interests of any of its Subsidiaries (other than any such Equity Interests owned by the Borrower or any of its Subsidiaries) that are held by an Affiliate of the Borrower;
     (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except (A) payment of interest or principal at the Stated Maturity thereof, or to satisfy a scheduled sinking fund or amortization or other installment obligation thereon or (B) the purchase, redemption or other acquisition or retirement of any such Subordinated Indebtedness purchased in anticipation of satisfying a payment at the Stated Maturity thereof or a sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition; or
     (iv) make any Restricted Investment (other than a Permitted Acquisition) (all such payments and other actions described in these clauses (i) through (iv) being collectively referred to as “Restricted Payments”);
     provided, that the Borrower or any of its Subsidiaries may make a Restricted Payment if, at the time of and after giving effect to such Restricted Payment:
     (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and
     (B) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, be in compliance with the financial covenants contained in Article IX for the

Borrower’s most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such Restricted Payment is to made.
     (b) The provisions of Section 10.6(a) shall not prohibit:
     (i) the payment of any dividend within sixty (60) days after the date of declaration thereof, provided that on the date of such declaration such payment would have complied with the provisions of this Agreement;
     (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Borrower or of any Equity Interests of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock);
     (iii) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Borrower with the net cash proceeds from an incurrence of Subordinated Indebtedness in accordance with (A) Section 4.09 of the September 2015 Notes Indenture and (B) Section 10.1 of this Agreement;
     (iv) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Borrower;
     (v) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Borrower deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;
     (vi) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower held by any current or former employees or directors of the Borrower pursuant to any management equity subscription agreement, employee agreement or stock option agreement approved by the board of directors (or equivalent governing body) of the Borrower; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any Fiscal Year shall not exceed the sum of (a) $2,000,000 and (b) the amount of Restricted Payment permitted but not made pursuant to this clause (vii) in the immediately preceding Fiscal Year;
     (vii) dividends paid on shares of Disqualified Stock of the Borrower issued in accordance with Section 4.09 of the September 2015 Notes Indenture;
     (viii) redemption by the Borrower of the rights to purchase the Borrower’s Series 12 Preferred Stock in accordance with the terms of the Rights Agreement; and

     (ix) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Restricted Payments in an aggregate amount not to exceed $10,000,000.
     (c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment.
     3. Effectiveness. This Amendment shall become effective on the date that each of the following conditions has been satisfied:
     (a) Amendment Documents. The Administrative Agent shall have received a duly executed counterpart of this Amendment from the Administrative Agent, the Borrower and the Required Lenders; and
     (b) Fees and Expenses.
     (i) The Borrower shall pay all reasonable, out-of-pocket fees and expenses of the Administrative Agent (including, without limitation, all costs of electronic or internet distribution of any information hereunder) in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable, fees, disbursements and other charges of counsel for the Administrative Agent.
     (ii) The Borrower shall pay to the Administrative Agent for its own account and the account of each of the other Lenders that consents to the Amendment by 5:00 P.M. (Eastern time) on March 27, 2007, an amendment fee equal to five (5) basis points of each consenting Lender’s Commitment.
     4. Effect of Amendment. Except as expressly provided herein, the Credit Agreement and the Loan Documents shall remain unmodified and in full force and effect. This Amendment shall not be deemed (i) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or (ii) to be a waiver of, or consent to, a modification or amendment to any term or provision of any Loan Document specifically consented to, waived, amended or modified by this Amendment on any other occasion, or (iii) to prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.
     5. Representations and Warranties/No Default.

     (a) By its execution hereof, the Borrower hereby certifies that (i) each of the representations and warranties set forth in the Credit Agreement (after giving effect to this Amendment) is true and correct in all material respects as of the date hereof as if fully set forth herein, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date (provided that any representation and warranty that is qualified by materiality or reference to Material Adverse Effect shall be true and correct in all respects) and (ii) no Default or Event of Default has occurred and is continuing as of the date hereof.
     (b) By its execution hereof, the Borrower hereby represents and warrants that it has the right, power and authority and has taken all necessary corporate and company action to authorize the execution, delivery and performance of this Amendment and each other document executed in connection herewith to which it is a party in accordance with their respective terms.
     (c) By its execution hereof, the Borrower hereby represents and warrants that this Amendment and each other document executed in connection herewith has been duly executed and delivered by its duly authorized officers, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
     6. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts of law principles thereof.
     7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together constitute one and the same agreement.
     8. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.
[Signature Pages To Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

BORROWER: IKON OFFICE SOLUTIONS, INC., as Borrower
By:	/s/ RICHARD J. OBETZ
	Name:	Richard J. Obetz
	Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT: WACHOVIA BANK, NATIONAL ASSOCIATION, in its own capacity and as Administrative Agent for the Lenders
By:	/s/ MARK B. FELKER
	Name:	Mark B. Felker
	Title:	Managing Director

Exhibit A
FORM OF LENDER AUTHORIZATION